                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT



                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): February 12, 1999



                                COHO ENERGY, INC.
                            (Exact name of registrant
                          as specified in its charter)


            TEXAS                   0-22576                    75-2488635
(State or other jurisdiction      (Commission                (IRS Employer
      of incorporation)           File Number)            Identification No.)


                         14785 PRESTON ROAD, SUITE 860,
                              DALLAS, TEXAS 75240
                    (Address of principal executive offices)


       Registrant's telephone number, including area code: (972) 774-8300

ITEM 5. OTHER EVENTS.

         STOCK PURCHASE AGREEMENT. On August 21, 1998, HM4 Coho L.P., a Texas limited partnership (the "Purchaser"), and Coho Energy, Inc., a Texas corporation (the "Company"), entered into an agreement (the "Original Agreement") providing for the issuance of up to 41,666,666 shares of the common stock, $.01 par value ("Common Stock"), of the Company, or approximately 62% of the outstanding Common Stock, for approximately $250 million. On November 4, 1998, the agreement between the Company and the Purchaser was amended and restated (as so amended and restated, the "Amended Agreement"). The Amended Agreement provided for a single-stage transaction rather than the two-stage transaction as proposed in the Original Agreement. On December 4, 1998, the shareholders of the Company approved the issuance of shares of Common Stock to the Purchaser under the terms of the Amended Agreement.

         On December 11, 1998, the Purchaser informed the Company that it was not willing to close the Amended Agreement. By letter dated December 18, 1998, the Purchaser formally terminated the Amended Agreement, subject to the Company's right to cure, but stated that it would be willing to negotiate a new agreement. The cure period (which is provided for in the Amended Agreement) expired on January 7, 1999.

         Throughout this period and continuing until February 11, 1999, the Purchaser and the Company negotiated the terms for a new transaction whereby the Purchaser would acquire 62,500,000 shares of Common Stock, or approximately 71% of the outstanding Common Stock, for $250 million. After working through all of the issues related to such terms with all of the interested parties, the Purchaser informed the Company on the evening of February 11, 1999, that it was no longer interested in the investment and that it would not enter into the newly negotiated agreement with the Company.

         A press release of the Company dated February 12, 1999, describing this situation is attached hereto as Exhibit 99.1.

         FINANCIAL ADVISORY AGREEMENT. In conjunction with the Original Agreement, on August 21, 1998, the Company and Hicks, Muse & Co. Partners, L.P., a Texas limited partnership ("HMCo"), entered into a Financial Advisory Agreement. In conjunction with the Amended Agreement, on November 4, 1998, the Financial Advisory Agreement was amended and restated (as so amended and restated, the "Amended Financial Advisory Agreement"). Under the terms of the Amended Financial Advisory Agreement, the Company paid HMCo $1,250,000.00 as compensation for HMCo's services as a financial advisor to the Company and its subsidiaries in connection with the Original Agreement and the Amended Agreement.

         The Amended Financial Advisory Agreement further provides for the Company to pay HMCo a cash fee of $8,750,000.00 as of the closing date for the transactions contemplated by the Amended Agreement if the shareholders of the Company approved the transactions contemplated by the Amended Agreement on or before December 31, 1998. The shareholders of the Company approved the transactions contemplated in the Amended Agreement on December 4, 1998. Since the Amended Agreement has been terminated (as more fully discussed above), the closing date of the transactions contemplated in the Amended Agreement has not occurred and will not occur. As a result, the Company is under no obligation to pay HMCo any additional fees under this provision of the Amended Financial Advisory Agreement.

         The Amended Financial Advisory Agreement further provided that, effective as of the closing of the transactions contemplated by the Amended Agreement, the Company would retain HMCo for financial advisory, investment banking and other similar services in connection with certain Additional Transactions (as defined in the Amended Financial Advisory Agreement). Because the Amended Agreement has been terminated (as more fully discussed above), the closing of the transactions contemplated by the Amended Agreement has not occurred and will not occur. As a result, the Company is under no obligation to engage HMCo for any financial advisory, investment banking or any other service, nor is the Company under any obligation to pay HMCo any fees in connection with any Additional Transaction (as defined in the Amended Financial Advisory Agreement) or any other transaction.

         OTHER AGREEMENTS. Because the Amended Agreement was terminated, the Company has no obligation to enter into the Monitoring and Oversight Agreement, the Amended and Restated Shareholder Agreement or the Indemnification Agreements as contemplated by the Amended Agreement.

         The Shareholder Agreement dated May 12, 1998 (the "Shareholder Agreement"), between the Company and Energy Investment Partnership No. 1, a Texas general partnership ("EIP"), remains in effect. The Shareholder Agreement permits EIP to designate two members of the Company's current eight-member Board of Directors.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

        (C)   EXHIBITS

     (99.1)   Company Press Release dated February 12, 1999.

                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                      COHO ENERGY, INC.



Date: March 4, 1999                   By:  /s/ ANNE MARIE O'GORMAN
                                          ---------------------------------
                                             Anne Marie O'Gorman
                                             Senior Vice President and
                                             Corporate Secretary

                                  EXHIBIT INDEX


      Exhibit Number                         Description
      --------------                         -----------
          (99.1)            Coho Energy, Inc. Press Release dated February 12,
                            1999 (filed herewith).